UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) - November 15, 2005

Commission File Number: 000-254888

RG GLOBAL LIFESTYLES, INC.
(Exact name of registrant as specified in its charter)

California	33-0230641
(State or jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

17751 Mitchell Avenue
Irvine, California    92614
(Address of principal executive offices, including zip code)

(949) 486-6666
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

RG GLOBAL LIFESTYLES, INC.

Section 1  Registrant’s Business and Operations

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 15, 2005, RG Global Lifestyles, Inc. (the "Company") entered into an amendment ("Amendment") to the Promissory Note dated July 1, 2005 by and among Karim Joseph Murray and Larbi John Murray, and the Company. The Amendment modifies the repayment provisions of the Promissory Note to provide that the $600,000 loaned to the Company, plus interest accrued, will be converted into investment according to the terms and conditions of the Company’s current investment offering (see Item 3.02 below) under the Note and Warrant Agreement. The Amendment is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On November 15, 2005, the Board of Directors of RG Global Lifestyles, Inc. (“Company”) entered into a Master Separation and Distribution Agreement (“Agreement”) with eleven shareholders of the Company to distribute all of the shares of common stock of its wholly owned subsidiary Amerikal Neutraceutical Corp. (“Amerikal”) to such shareholders in exchange for 7,500,000 shares of the Company’s common stock. According to the terms of Agreement, the shareholders will additionally place 315,561 shares of the Company’s common stock in escrow to fund the indemnification of the Company or Amerikal in case of claims brought against them before November 15, 2006 and resulting from the Agreement or the Company’s discontinuance of operations performed by Amerikal. The Agreement is effective as of October 1, 2005. The Company anticipates that the transaction will qualify as the distribution of a controlled corporation and receive tax-free status under section 355 of the Internal Revenue Code. The Agreement is filed as Exhibit 10.2 hereto, and is incorporated herein by reference

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

On November 15, 2005, the Company began a private placement offering to accredited investors only under the terms and conditions a Note and Warrant Agreement (“Offering”). The terms of the Offering are a promissory note with an annual interest rate of 8%, with a maturity date of one year after loan. For each dollar loaned the Company via promissory note, the investor is granted a warrant to purchase one share of the Company’s common stock at an exercise price equal to the lowest closing price of the stock as reported by the OTC:BB for the year following the date of warrant grant. The Company is looking to raise up to 1.5 million dollars from the Offering and therefore the Offering includes of up to 1.5 million shares of common stock via the warrants sold. These sales are exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") or Regulation D under the Securities Act.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(a) On November 15, 2005, Herrie Tantono resigned from his position as Director.

(b) On November 15, 2005, the Board appointed Joseph Murray as Secretary of the Company. Mr. Murray remains in his role as VP Operations Aquair.

(c) On November 15, 2005, the Board elected Karim Joseph Murray to fill an existing vacancy as Director. Mr. Murray is currently the Company’s VP Operations Aquair. Mr. Murray has ten years of technical performance and management experience in IT consulting and project management. Three of those years were spent at Northrop Grumman Information Technology (formerly TRW) where he worked as the mobile technical lead, working closely with the City of Los Angeles project management to implement a new Mobile Data Solution and to integrate that system with the Computer Aided Dispatch, Radio and Telephone systems. Mr. Murray graduated from Illinois Wesleyan University in Bloomington, Illinois in 1993 with BA degrees in Physics and Business Administration.

(d) On November 15, 2005, the Board elected General Steve Ritchie to fill an existing vacancy as Director. General Ritchie graduated top in his class from the Air Force Academy. For the last ten years, General Ritchie has been a motivational speaker for major organizations and Fortune 500 corporations throughout the U.S. Three decades ago, General Ritchie flew more than 800 combat hours in the F-4 Phantom during 339 missions over Southeast Asia and is an American hero. When he left the Air Force in 1974 as a decorated combat veteran - among his decorations are the Air Force Cross, four Silver Stars, 10 Distinguished Flying Crosses, and 25 Air Medals.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

10.1 Amendment to Promissory Note dated July 1, 2005 by and among Karim Joseph Murray and Larbi John Murray, and the Company.

10.2 Master Separation and Distribution Agreement dated November 15, 2005 by and among RG Global Lifestyles, Inc. and eleven shareholders of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Date: November 16, 2005	RG GLOBAL LIFESTYLES, INC.

	By:	/s/ Louis Knickerbocker
Louis Knickerbocker,
Chief Executive Officer, Director